EXHIBIT 10.40

FIRST AMENDMENT TO THE
DARDEN RESTAURANTS, INC. FLEXCOMP PLAN
(AS AMENDED AND RESTATED EFFECTIVE JUNE 1, 2017)

WHEREAS, Darden Restaurants, Inc. (the “Company”) maintains the Darden Restaurants, Inc. FlexComp Plan (As Amended and Restated Effective June 1, 2017) (the “Plan”);
WHEREAS, separate from the Grandfather Rule described below, it is now considered desirable to amend the Plan to (i) implement an employer contribution source that allows for discretionary employer contributions on an ad hoc basis and (ii) allow for a cessation of employee deferrals under the Plan upon a hardship withdrawal from the Darden Savings Plan;
WHEREAS, the Tax Cuts and Jobs Act (P.L. 115-97) changed the rules for determining which employees are subject to the $1 million deduction limitation under Section 162(m) of the Internal Revenue Code (the “Code”);
WHEREAS, these changes do not apply to compensation payable under a written binding contract in effect as of November 2, 2017, provided it is not materially modified hereafter (the “Grandfather Rule”);
WHEREAS, it has been determined that it is in the Company’s best interest to administer the Plan so that amounts accrued hereunder with respect to Participants who were determined to be executive officers as of November 2, 2017 (the “Covered Executives”) shall be exempt from the changes to Code Section 162(m) under the Tax Cuts and Jobs Act to the maximum extent permitted under the Grandfather Rule; and

WHEREAS, it has further been determined that no amendments or modifications shall be permitted with respect to amounts payable under the Plan to Covered Executives that constitute a material modification for purposes of the Grandfather Rule;
NOW, THEREFORE, by virtue of the power reserved to the Company by Section 7.5 of the Plan, and in exercise of the authority delegated to the Darden Restaurants, Inc. Benefit Plans Committee (the “BPC”) by resolution of the Compensation Committee of the Board of Directors of the Company, the Plan is hereby amended in the following particulars, effective as June 1, 2018 unless otherwise indicated below:
1.By substituting the phrase “Deferred Account, Discretionary Account and FlexComp Account” for the phrase “Deferred Account and FlexComp Account” where the latter phrase appears in Sections 2.1 and 5.4 of the Plan (before giving effect to particular 3 below).
2.    By adding the following new Section 4.5 to the Plan immediately following Section 4.4 thereof:

“Section 4.5    Discretionary Award. The Company may make a discretionary award (‘Discretionary Award’) to a Participant for a Plan Year. The amount of any such Discretionary Award shall be determined by the Committee in its sole discretion. Any Discretionary Award to which the Participant is entitled for the Plan Year shall be credited to the Participant’s Discretionary Account.”
3.    By adding the following new Section immediately after Section 5.1 of the Plan, and by renumbering the existing Sections 5.2 through 5.5 of the Plan, and any cross references thereto, as Sections 5.3 through 5.6 thereof:

“Section 5.2    Discretionary Account and Rates of Return on Discretionary Account. A Discretionary Award account (‘Discretionary Account’) shall be established on behalf of each Participant with respect to whom an amount is deferred under Section 4.5 of this Plan. The amount of a Participant’s Discretionary Award shall be credited to such Participant’s Discretionary Account as soon as practicable after the Committee determines the amount of such Discretionary Award, if any. Each Participant’s Discretionary Account shall be credited daily with a ‘rate of return’ on the total deferred amounts credited to the Participant’s Discretionary Account and a Participant may make separate elections with respect to ‘rates of return’ for past and future deferrals. Such ‘rates of return’ are described in Section 5.4.”
4.    By deleting the last sentence in Subsection 6.1(c)(iii) of the Plan.
5.    By adding the following new Subsection 6.1(d) to the Plan immediately following Subsection 6.1(c) thereof, and by renumbering the existing Subsection 6.1(d) to the Plan, and any cross-references thereto, as Subsection 6.1(e) thereof:

“(d)
A Participant may cancel a deferral election under this Plan on account of the Participant’s unforeseeable emergency, as defined under Section 6.1(b). A Participant may also cancel a deferral election under this Plan upon receipt of a hardship distribution from the DSP. In the event of a cancellation, any such later deferral election shall be subject to the provisions governing deferral elections.”

6.    By adding the following new Section immediately after Section 6.2 of the Plan, and by renumbering the existing Sections 6.3 and 6.4 of the Plan, and any cross-references thereto, as Sections 6.4 and 6.5 thereof.

“Section 6.3    Payment of Discretionary Account. A Participant’s Discretionary Account shall be paid in the form of a single lump sum cash payment as soon as practicable after the January 1 coincident with or next following the Participant’s Separation from Service, subject to Section 6.5 in the case of Specified Employees.”
7.    Effective as of November 2, 2017, by adding the following new Section 7.13 to the end of the Plan immediately following Section 7.12 thereof:

“Section 7.13    Section 162(m) Grandfathering. It is intended that amounts accrued under the Plan with respect to Participants who were executive officers (as defined by SEC Rule 3b-7) as of November 2, 2017 (the ‘Covered Executives’) shall be ‘grandfathered’ from the changes to Code Section 162(m) to the maximum extent permitted under Section 13601(e)(2) of the Tax Cuts and Jobs Act (P.L. 115-97), and that the Plan shall be administered consistent with this intention so that amounts payable to these officers after termination of employment will be deductible by the Company or its subsidiaries. The Committee may establish rules in its sole discretion in order to prohibit any modifications with respect to ‘grandfathered’ amounts for Covered Executives that it determines will or may be material modifications under Section 13601(e)(2) of the Tax Cuts and Jobs Act, which may include restricting or prohibiting the exercise of rights that might otherwise be permitted under the Plan. No amendment to the Plan after the date hereof shall apply to amounts accrued under the Plan that are intended to be

‘grandfathered’ under Section 13601(e)(2) of the Tax Cuts and Jobs Act unless it explicitly provides otherwise. Notwithstanding any other provision in the Plan, any action that would result in a loss of grandfathering under Section 13601(e)(2) shall be void ab initio.”

* * * * *

IN WITNESS WHEREOF, the Benefit Plans Committee, duly authorized by the Compensation Committee to amend or modify the Plan, has caused this amendment to be executed by a majority of its members.

Date	Kathy Bernhardt
Date	Julie Griffin
Date	Anthony Morrow
Date	William R. White III
Date	Daniel Williams

DM_US 91735279-8.041674.0015